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Exhibit 10.8

P.L. #20
Amended January 6, 1998

STATE OF WYOMING
COAL MINING LEASE

        THIS INDENTURE OF LEASE ENTERED INTO THIS 2nd day of April, 2005, A.D. by and between the STATE OF WYOMING, acting by and through its Board of Land Commissioners, party of the first part, hereinafter called the lessor, and

Cordero Mining Co.

party of the second part, hereinafter called the lessee.

        Section 1.    PURPOSES.    The lessor, in consideration of the rentals and royalties to be paid and the covenants and agreements hereinafter contained and to be performed by the lessee, does hereby grant and lease to the lessee the exclusive right and privilege to mine, extract and remove all of the coal deposits in or under the following described land, to wit:

        640.00 All Section 16, Township 46N, Range 71W 6th p.m.

consisting of 640.00 acres, more or less, Campbell county, together with the right to construct, and maintain thereon all work, buildings, plants, waterways, roads, telegraph, telephone and power lines, tipples, hoists or other structures necessary to the full enjoyment thereof, including the right to transport coal through the underground workings on the premises above described, subject however, to the conditions hereinafter set forth.

        Section 2.    TERM OF LEASE.    This lease, unless terminated at an earlier date as hereinafter provided, shall remain in force and effect for a term of ten (10) years beginning on the 2nd day of April, 2005 and expiring on the 1st day of April, 2015.

        Section 3.    IN CONSIDERATION OF THE FOREGOING, THE LESSEE COVENANTS AND AGREES:

          (a)    BOND    When the lease becomes an operating lease or actual operations for the mineral are to be commenced, the bond shall be furnished in such a reasonable amount as the Office of State Lands and Investments shall determine to be advisable in the premises. The operating bond shall preferably be a corporate surety bond, executed by the lessee, the surety being authorized to do business in the State of Wyoming. A cash bond may be furnished on the consent of the Office of State Lands and Investments if the lessee is unable to obtain a corporate surety bond. Form of bond will be furnished by the Office of State Lands and Investments. The State will require two executed copies of the bond, therefore as many additional copies should be made as will be required by the lessee and the bonding company.

          (b)    PAYMENTS    To make all payments accruing hereunder to the Office of State Lands and Investments, 122 West 25th Street, Herschler Building, Cheyenne, Wyoming 82002-0600.

          (c)    RENTALS    Prior to the discovery of commercial quantities of coal in the lands herein leased, to pay the lessor in advance beginning with the effective date hereof, an annual rental of ONE DOLLAR ($1.00) PER ACRE OR FRACTION THEREOF PER YEAR for the 1st through the 5th year inclusive and TWO DOLLARS ($2.00) PER ACRE OF FRACTION THEREOF PER YEAR for the 6th through 10th years inclusive—or renewal thereof; provided, however, that if the said lands are not on a commercial mining basis and so operated at the end of two (2) years from the date hereof, such rental may be increased at the option of the lessor, to such an amount as the lessor may decide to be fair and equitable.

        After the discovery of commercial quantities of coal in the lands herein leased to pay to the lessor in advance, beginning with the first day of the lease year succeeding the lease year in which commercial discovery was made, an annual rental of TWO DOLLARS ($2.00) PER ACRE OR FRACTION THEREOF PER YEAR unless changed by agreement, such rental so paid for any one year to be credited on the royalty for that year.

        Annual rentals on all leases shall be payable in advance for the first year and each year thereafter. No Notice of Rental Due shall be sent to the lessee. If the rental is not received in this office on or before the date it becomes due, Notice of Default will be sent to the lessee and a penalty of 50¢ per acre or fraction thereof for late payment will be assessed.

        The lessee is not legally obligated to pay either the rental or the penalty, but if the rental and penalty are not received in this office within thirty (30) days after the Notice of Default has been received by the lessee, the lease will terminate automatically by operation of law. Termination of the lease shall not relieve the lessee of any obligation incurred under the lease other than the obligation to pay rental or penalty. The lessee shall not be entitled to a credit on royalty due for any penalty paid for late payment of rental on an operating lease.

          (d)    ROYALTY    To pay a royalty on all coal mined from the land herein leased, either in kind or value as the lessor may elect of 12 1/2% on coal mined by surface mining operations and 8% on coal mined by underground mining methods.

        Royalty shall be payable on the gross value at the mine on all coal mined. Gross value for the purpose of royalty calculation means the unit sale or contract price times the number of units sold. In calculating gross value the sales price shall be prima facia evidence of such gross value. No deduction shall be allowed for fees, taxes, assessments or similar levies imposed by the State of Wyoming, its political subdivisions, any other state or the federal government, nor for the expense of mining, processing and loading the coal in merchantable condition at the mine ready for shipment. If the coal is not sold and valued at the mine, transportation from the mine to the point of sale or delivery may be deducted in determining value. In the event there is no sale of the coal or the Board of Land Commissioners determines that the sales price does not truly reflect the value of the coal, it may make its own determination of value and require that royalties be paid on the basis of the value determined by the Board.

        If the lessor elects to take its royalty in kind, such coal shall be good merchantable coal delivered for shipment at the mine.

          (e)    MONTHLY PAYMENTS AND STATEMENTS    Unless a different time schedule is approved by the Board of Land Commissioners, to make payment on or before the twentieth (20th) day of the calendar month succeeding the month of production, for royalties on all coal mined from the land; and to furnish sworn monthly statements therewith showing in tons the amount of all coal mined, accompanied by the mine weights; and such other information as may be called for by the form of report prescribed by the lessor. These statements are to be subject to verification by examination of books and records of the lessee.

          (f)    UNDERGROUND WORKINGS    That in the underground workings for coal all shafts, inclines and tunnels shall be well timbered (when good mining requires timbering); that all underground timbering placed in the mine shall be kept in good condition and at no time shall such timbering be removed unless all of the coal in the lands have been removed; that at the termination of this lease all underground timberings shall become the property of the lessor without compensation therefor to the lessee; that all parts or workings, where the coal is not exhausted and for good reasons not being worked, will be kept free from water and waste material; and that the underground workings shall be protected against fire and flood and should creeps and squeezes occur they shall be checked without delay; to leave such solid blocks of coal as may be necessary to support the cover and protect the slopes, air-courses, manways, and hauling roads to permit the lessee to mine coal from any lands which he may own or become owner of in adjacent sections of land; and the lessee shall have the use of the slopes, air-courses, manways and hauling roads for the purpose of mining in the adjacent sections provided the lessee shall pay the royalty for the blocks of coal so left for support for protection, if it shall be agreed that the blocks of coal so left shall be more for the benefit of the lessee than to the State of Wyoming, and all coal so paid for may be removed subsequently during the term of this lease without subjecting the lessee to the payment of an additional royalty therefor.

          (g)    STRIP WORKINGS    That all strip workings shall be operated in such a manner so as to remove all coal in the vein or veins worked; that strip mining shall be continuous across the property according to a definite plan and pattern submitted to and receiving the approval of the Office of State Lands and Investments; that all overburden removed shall, as mining progresses, be returned to original pit and leveled, so that all the expiration or surrender of the lease or termination of mining activities the land will approximate its previous configuration; that all roads and bridges built and necessary to mining operation on the land shall upon the expiration, forfeiture or surrender of said lease become the property of the lessor.

          (h)    WEIGHT - WEIGHT RECORD    That all coal mined or taken from the premises, upon being hoisted and trammed, shall be weighed and the weight thereof together with the proper check number, entered in due form in books kept for such purpose by the lessee; and an accurate record of the weight of all coal mined from the land shall be kept and preserved separate from the records of the coal mined from other lands.

        The term "ton" as herein used means a ton of two thousand (2,000) pounds of unscreened coal, unless the lessor elects to compute a ton of coal at twenty-nine cubic feet of coal in the solid, or by the measurements of the space from which the coal is mined, deducting therefrom all space occupied by slate or other impurities, and in such case the computation shall be final and binding upon the lessee.

          (i)    MAPS AND REPORTS    Upon demand, to furnish the Office of State Lands and Investments with copies or Blue-prints of all maps of underground surveys of leased lands made or authorized by the lessee, including engineer's field notes, certified by the engineer who made such survey; and to make such other reports pertaining to the production and operation by the lessee as may be called for by the lessor.

        As required by W.S. 36-6-102, copies of all electrical, gamma-ray neutron, resistivity or other types of sub-surface log reports obtained by or for lessee in conducting operations on the leased premises shall be submitted to the State Geologist within three (3) years after the completion of drilling.

          (j)    TAXES AND WAGES - FREEDOM OF PURCHASE    To pay when due, all taxes lawfully assessed and levied under the laws of the State of Wyoming, upon improvements, coal produced from the land hereunder or other rights, property or assets of the lessee; to accord all workmen and employees complete freedom of purchase and to pay all wages due workmen and employees at least twice each month in the lawful money of the United States.

          (k)    STATUTORY REQUIREMENTS AND REGULATIONS    To comply with all State statutory requirements and valid regulations thereunder.

          (l)    ASSIGNMENT OF LEASE - MINING AGREEMENTS    (1) Not to assign this lease or any interest herein, nor sub-let any portion thereof, except with the consent in writing of the lessor first and obtained.

            (2)   To submit a signed copy of any mining agreement entered into affecting the possessory title to any of the land hereby leased for approval by the lessor.

            (3)   All overriding royalties to be valid must have the approval of the Board and be recorded with the lease. The Board reserves the right of disapproval of such overriding royalties when in its opinion they become excessive and hence are detrimental to the proper development of the leased lands.

          (m)    DELIVER PREMISES IN CASE OF FORFEITURE    To deliver the leased premises with all permanent improvements thereon, in good order and condition in case of forfeiture of this lease; but this shall not be construed to prevent the removal, alteration or renewal of equipment and improvements in the ordinary course of operations.

          (n)    DILIGENCE IN DEVELOPMENT    This lease is granted with express understanding that prospecting, coal mining, and the recovery of the valuable coal content of the above described lands shall be pursued with diligence, and if at any time the lessor has reasonable belief that the operations are not being so conducted it shall so notify lessee in writing, and if compliance is not promptly obtained and the delinquency fully satisfied, it may then, at the end of any lease year, declare this said lease terminated and offer the said lands to the highest and best bidder, and upon such terms as the lessor may prescribe, provided, that the herein designated lessee may have a preferential right to a new lease on the same terms and conditions as offered in the best bid; provided, however, that if the lessee fails or refuses to exercise such right the improvements then on the property shall be disposed of pursuant to Section 6 of this lease.

        Section 4.    GENERAL COVENANTS.

          (a)   The lessee shall have the right to enter upon, occupy end enjoy such surface areas of the described tract as are necessary for the mining of coal, and the construction of all buildings and other surface improvements incidental to the work contemplated by this lease; but the lessee shall fully protect the rights of any agricultural and grazing leases which have heretofore or may hereafter be granted or sale contract holders by erecting cattle guards or gates and keeping closed gates in all fences in which openings are or may be made, and for protection of stock grazing thereon to fence or close all holes, pits or open cuts in which injury might be sustained, and shall not contaminate any living water upon the land so as to make it injurious to livestock; and, further, should the lessee or any person holding from, by or under the lessee, in any operation on said premises under this lease, destroy or injure any crop, building or other improvements of any tenant, lessee, purchaser, or other person holding under the State, the lessee agrees to fully indemnify all such injured parties in such sum or sums as may be mutually agreed upon by the respective parties, or as may be fixed by appraisers appointed by each party if agreement is impossible; or the Board of Land Commissioners may fix the amount of such indemnity after inspection or hearing.

          (b)   The rights of the lessee hereunder are subject further to the right of any other mineral lessee, his sublessee, or operator under any other mineral lease or leases as provided by the Rules and Regulations of the Board of Land Commissioners Governing the Leasing of Sub-surface Resources and providing for multiple development of those resources, now in force, or renewals thereof; to enjoy the free use of so much of the surface of the said lands as are necessary and incidental to their operations thereunder; and coal mining operations shall be conducted so as not to unduly interfere with the natural production operations, nor shall coal mining operations be conducted nearer than two hundred (200) feet from any productive oil or gas well without consent of the oil and gas lessee; and the lessee further shall not disturb any existing road or roads now on said lands nor roads leading to or from any well or well locations without first providing adequate and suitable roads in lieu thereof, and the lessee shall fully indemnify any such lessee for any injury or damages resulting from his operations hereunder in such amount so fixed as above provided.

          (c)   Such methods of mining shall be used as shall insure the extraction of the greatest amount of the coal bed possible, and all coal mining operations on these premises shall be subject to the supervision of the State Coal Mine Inspector or other officers as by law provided.

          (d)   During the proper hours and at all times during the continuance of this lease the lessor or its representatives shall be authorized to go through any of the shafts, openings or workings on the premises and to examine, inspect and survey the same and to make extracts of all books and weigh sheets which show in any way the coal output from the land.

          (e)   This lease shall include only the right and privilege of coal mining, but if the lessee shall discover any vein, lode, lead or ledge or other mineralized rock in or under said lands he shall immediately report the same to the lessor and shall then have a preferential right for a period of thirty (30) days following the date of discovery to lease said vein, lode, lead or ledge upon such terms, conditions, and royalty as may be fairly fixed by the State Board of Land Commissioners, providing the land had not been leased prior to such time for that specific mineral.

        Section 5.    THE LESSOR EXPRESSLY RESERVES:

          (a)   DISPOSITION OF SURFACE    The right to lease, grant right-of-way, sell or otherwise dispose of the surface of the land embraced within this lease under existing laws or laws hereafter enacted, or in accordance with the Rules of the Board of Land commissioners, insofar as the surface is not necessary for the use of the lessee in the extraction and removal of the coal therein, except where such surface rights have been sold or otherwise disposed of by the State of Wyoming.

          (b)   MULTIPLE USE    The right to lease the lands for other minerals subject to the Rules and Regulations of the Board of Land Commissioners providing for Leasing of Sub-surface Resources and the Multiple Use thereof.

        Section 6.    APPRAISAL OF IMPROVEMENTS    Upon the expiration of this lease, or earlier termination thereof pursuant to surrender or forfeiture, or if such land be leased to another other than the owner of the improvements thereon, the lessee agrees that the improvements shall be disposed of in the manner provided by law.

        Section 7.    FORFEITURE CLAUSE    In the event that the lessee shall have procured this lease through fraud, misrepresentation or deceit, then and in that event this agreement, at the option of the lessor, shall cease and terminate and shall became ipso facto null and void, and all improvements upon said land or premises under the terms of this lease shall forfeit to and become the property of the State of Wyoming. In the event that the lessee shall fail to make payments of rentals and royalties as herein provided, or make default in the performance or observance of any of the terms, covenants and stipulations hereof, or of the general regulations promulgated by the Board of Land Commissioners and in force on the date hereof, the lessor shall serve notice of such failure or default, either by personal service or by registered mail upon the lessee, and if such failure or default continues for a period of thirty (30) days after the service of such notice, then and in that event the lessor may, at its option, declare a forfeiture and cancel this lease, whereupon all rights and privileges obtained by the lessee hereunder shall terminate and cease and the lessor may re-enter and take possession of said premises or any part thereof; but these provisions shall not be construed to prevent the exercise by the lessor of any legal or equitable remedy which the lessor might otherwise have. A waiver of any particular cause of forfeiture shall not prevent the cancellation and forfeiture of this lease for any other cause of forfeiture, or for the same cause occurring at any other time.

        Section 8.    RELINQUISHMENT AND SURRENDER    This lease may be relinquished and surrendered to lessor as to all or any legal subdivision of said land as follows.

          (a)   If no operations have been conducted under the lease on the land to be relinquished, the lessee shall file with the Office of State Lands and Investments a written relinquishment or surrender, duly signed and either witnessed or acknowledged and stating therein that no operations have been conducted on the lands. The relinquishment so filed shall become effective on the date and hour of receipt thereof in the office of the Office of State Lands and Investments or at some later date if such be so specified by the lessee therein. If the said relinquishment fails to state that no operations have been conducted, the effective date of relinquishment shall be the date the relinquishment is approved by the Board of Land commissioners.

          (b)   If operations have been conducted under the lease on land proposed to be relinquished the lessee shall give sixty (60) days notice and shall file with the Office of State Lands and Investments a written relinquishment or surrender duly witnessed or acknowledged and stating therein that operations have been conducted on the land. The relinquishment shall not become effective until the land and the mines thereon shall have been placed in condition acceptable to lessor and shall have been approved by the Board Of Land Commissioners.

          (c)   All rentals becoming due prior to a surrender or relinquishment becoming effective shall be payable by lessee unless payment thereof shall be waived by the Board of Land Commissioners. A relinquishment have become effective there shall be no recourse by lessee, and the lease as to the relinquished lands may not be reinstated.

        Section 9.    HEIRS AND SUCCESSORS IN INTEREST.    It is further agreed that each obligation hereunder shall extend to and be binding upon, and every benefit hereof shall inure to the heirs, executors, administrators, successors of or assigns of the respective parties hereto.

Section 10. Sovereign Immunity. The State of Wyoming and the lessor do not waive sovereign immunity by entering into this lease, and specifically retain immunity and all defenses available to them as sovereigns pursuant to Wyoming Statute § 1-39-104 (a) and all other state laws.

IN WITNESS WHEREOF, this lease has been executed by lessor and lessee effective as of the day and year first above written.

LESSOR, STATE OF WYOMING, Acting by and through its Board of Land Commissioners and State Lands and Investment Board

SEAL
	BY:	/s/ Lynne Boomgaarden
Director, Office of State Lands and Investments

	LESSEE:	/s/ A. N. H. Taylor
CORPORATE SEAL	A. N. H. TAYLOR
VP Technical Services & BIP
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  Exhibit 10.8